UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 27, 2014 (March 26, 2014)

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ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

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Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code:    (720) 872-5000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On March 26, 2014, Ascent Solar Technologies, Inc. (the "Company") received approval from the NASDAQ Stock Market ("NASDAQ") to transfer its stock listing from The NASDAQ Global Market to The NASDAQ Capital Market, effective with the opening of the market on March 28, 2014. The Company’s common stock will continue to trade under the symbol “ASTI”.  The NASDAQ Capital Market is a continuous trading market that operates in substantially the same manner as The NASDAQ Global Market.
As previously disclosed on March 19, 2014, the Company was not in compliance with the NASDAQ's $1.00 minimum bid price requirement. The Company's securities were subject to delisting from The NASDAQ Global Market tier unless the Company timely requested a hearing before the NASDAQ Listing Qualifications Panel (the "Panel") or successfully transferred its listing to The NASDAQ Capital Market tier.  The Company applied to transfer the listing of its common stock from the NASDAQ Global Market to The NASDAQ Capital Market.
In connection with the transfer of the listing of the Company’s common stock to the NASDAQ Capital Market, the Company is granted an additional 180 days, or until September 15, 2014 (the "Compliance Date"), to regain compliance with the minimum bid price requirement.  The Company intends to continue to monitor the bid price for its common stock. If the Company’s common stock does not trade at a level that is likely to regain compliance with the NASDAQ requirements, the Company’s Board of Directors may consider other options that may be available to achieve compliance. If at any time before the Compliance Date, the closing bid price of the Company’s common stock is at least $1.00 per share for at least ten consecutive business days, the Company will regain compliance with the price requirement. If the Company cannot demonstrate compliance by the Compliance Date or it does not comply with the terms of the extension granted by NASDAQ, the Company’s common stock may then be subject to delisting.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

March 27, 2014	By:	/s/ William M. Gregorak
Name: William M. Gregorak
Title: Vice President and Chief Financial Officer